Exhibit 10.1

[AMENDED AND RESTATED]
CHANGE IN CONTROL AGREEMENT

This [AMENDED AND RESTATED] CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of January 1, 2019 (the “Effective Date”), by and between Trinity Industries, Inc., a Delaware corporation (the “Company”) and ___________________ (the “Executive”). The Company and the Executive shall be referred to herein individually as a “Party,” and collectively, as the “Parties,” as the context so requires.

WITNESSETH

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control of the Company (as hereinafter defined);

[WHEREAS, the Company and the Executive previously entered into that certain Change in Control Agreement, dated as of ______________, 20____ (the “Prior Agreement”), and the Parties hereby desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement]; and

WHEREAS, in consideration for the benefits provided under this Agreement, the Executive will continue to give his or her attention and dedication to his or her duties with the Company;

NOW, THEREFORE, this Agreement sets forth (i) the benefits to the Executive upon the occurrence of a Change in Control of the Company, and (ii) the severance compensation which the Company agrees it will pay to the Executive if the Executive’s employment with the Company terminates under a Qualifying Termination (as described herein) in connection with a Change in Control of the Company.

1.Term. The term of this Agreement shall commence on the Effective Date and shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of:

(a)the third (3rd) anniversary of the Effective Date (the “Initial Term”); provided, that, this Agreement shall be extended (each, a “Renewal Term”) if the Company provides notice to the Executive at least one (1) year before the end of the Initial Term or the then-current Renewal Term that it wishes to extend this Agreement for the period set forth in the notice of renewal (which renewal period shall be for a period of not less than one year); provided, however, if no such notice of renewal is given by the Company, then this Agreement shall expire at the end of the Initial Term or the then-current Renewal Term, as applicable, but in no event shall the expiration date under this clause (a) be earlier than the second (2nd) anniversary of the Effective Date of a Change in Control;

(b)the termination of the Executive’s employment with the Company for any reason other than a Qualifying Termination; and

(c)such date as mutually agreed upon by the Parties to terminate this Agreement.

2.Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

(a)“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)“Cause” shall mean:

(i)the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness and other than in respect of any duties inconsistent with, or more burdensome than, the Executive’s duties with the Company immediately prior to a Change in Control of the Company);

(ii)misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the Executive constituting a felony that results, or is intended to result, directly or indirectly, in gain to or personal enrichment of the Executive at the Company’s expense;

(iii)the conviction of the Executive of a felony involving the moral turpitude of the Executive; or

(iv)the willful engagement by the Executive in continued misconduct which is materially injurious to the Company after having been advised in writing of the particular misconduct deemed by the Company to be materially injurious to the Company and instructed in such writing to cease any further misconduct of a similar nature.

For purposes of this Section 2(c), no act or failure to act on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission of the Executive was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that the Executive was guilty of conduct set forth in this Section 2(c) and specifying the particulars thereof in detail.

(d)“Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding securities, unless the transaction resulting in a Person becoming the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding securities is approved in advance by the Board, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or a sale or disposition (whether by reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, or other similar corporate transaction or event) by the Company of all or substantially all of the Company’s assets (in one transaction or a series of transactions within any period of twenty-four (24) consecutive months) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. The sale or disposition of a subsidiary or a division of the Company, or certain assets of the Company (or of a subsidiary of the Company), shall not be a Change in Control unless any such transaction or series of related transactions results in a sale or disposition by the Company of all or substantially all of the Company’s assets as provided in this subparagraph (iv).

Notwithstanding the foregoing provisions of this Section 2(d), to the extent required to comply with Section 409A of the Code, an event shall not constitute a Change in Control for purposes of this Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

(e)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)“Date of Termination” shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period), (ii) if the Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given (or the date set forth in the Notice of Termination), or (iii) if the Executive terminates his or her employment for any reason, the date on which a Notice of Termination is given.

(g)“Disability” shall mean that due to the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his or her duties with the Company on a full-time basis for one (1) year and within thirty (30) days after written Notice of Termination (as hereinafter defined) is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(h)“Effective Date of a Change in Control” shall mean the first to occur of (i) the date on which a Person first becomes the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities as defined in Section 2(d)(i) above, or (ii) the effective date of the election of one or more directors to the Board which results in the individuals defined in Section 2(d)(ii) above ceasing to constitute a majority of the number of directors then serving, or (iii) the effective date of the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation as defined in Section 2(d)(iii) above, or (iv) the effective date of a liquidation or dissolution of the Company, or a sale or disposition by the Company of all or substantially all of the Company’s assets, as defined in Section 2(d)(iv) above.

(i)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(j)“Good Reason” shall mean the occurrence of any of the following, unless the Executive has given his or her express prior written consent:

(i)a material diminution in the Executive’s job title, responsibilities or duties;

(ii)after the occurrence of a Change in Control, a material adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with the Company that the Executive held immediately before the Change in Control;

(iii)a reduction by the Company in the Executive’s base salary (as it may be increased);

(iv)any action by the Company which would materially reduce the Executive’s benefits, in the aggregate, under the Benefit Plans, Incentive Plans, and Securities Plans; “Benefit Plans” include health and welfare benefit plans in which the Executive is participating at the time of a Change in Control of the Company (including, without limitation, the Company’s pension plans, group life insurance plan, and medical, dental, accident and disability plans); “Incentive Plans” include cash or bonus incentive compensation plans in which the Executive is participating at the time of a Change in Control of the Company; and “Securities Plans” include any plan or arrangement to receive securities of the Company in which the Executive is participating at the time of a Change in Control of the Company (including, without limitation, the Company’s stock option plan, and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, career shares, bridge shares, restricted stock, restricted stock units or grants thereof);

(v)change of the location where the Executive performs the majority of the Executive’s job duties at the time the Executive executes this Agreement (“Base Location”) to a location that is more than twenty-five (25) miles from the Base Location; or

(vi)any material breach by the Company of any provision of this Agreement.

The Executive shall provide notice to the Company of the event alleged to constitute Good Reason within sixty (60) days after the initial occurrence of such event, and the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. If not remedied within that thirty (30) day period, the Executive may submit a Notice of Termination, provided that the Notice of Termination must be given no later than ninety (90) days after the expiration of such thirty (30) day period; otherwise, the Executive will be deemed to have accepted such event or the Company’s remedy of such event that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive the Executive’s right to claim Good Reason with respect to future similar events

(k)“Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(l)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(m)“Qualifying Termination” shall mean a Change in Control has occurred and in connection with such Change in Control or within the two (2) year period following the Effective Date of a Change in Control, the Executive’s employment is terminated (i) by the Company without Cause, or (ii) by the Executive for Good Reason.

(n)“Release” shall have the meaning set forth in Section 4(g).

3.Benefits Upon the Occurrence of a Change in Control.

(a)Acceleration of Vesting Upon a Change in Control for Equity Compensation Granted Prior to the Effective Date. With respect to awards of equity-type compensation granted prior to the Effective Date, in addition to any provisions concerning acceleration of vesting in any applicable plan or agreement relating to such equity-type compensation that may be outstanding between the Executive and the Company or any subsidiary of the Company, and notwithstanding any provision to the contrary in any such plan or agreement, upon the Effective Date of a Change in Control, all units, stock options, incentive stock options, performance shares, performance awards, and stock appreciation rights then held by the Executive shall immediately become one hundred percent (100%) vested and exercisable, and the Executive shall become one hundred percent (100%) vested in all career shares, bridge shares, and shares of restricted stock, held by or for the benefit of the Executive.

(b)Extension of Exercise Rights Upon a Change in Control for Equity Compensation Granted Prior to the Effective Date. With respect to awards of equity-type compensation granted prior to the Effective Date, in addition to any provisions concerning extension of exercise rights in any applicable plan or agreement relating to such equity-type rights or compensation that may be outstanding between the Executive and the Company or any subsidiary of the Company, and notwithstanding any provision to the contrary in any such plan or agreement, upon the Effective Date of a Change in Control, the Executive’s right to exercise any previously unexercised options or other equity-type rights shall not terminate until the latest date on which the option or other right granted under such agreement would expire under the terms of such agreement but for the Executive’s termination of employment; with respect to any incentive stock option held by the Executive, if not exercised within three (3) months after termination of employment, such options shall immediately convert to non-qualified stock options.

4.Qualifying Termination in Connection with or Following a Change in Control.

(a)Compensation and Benefits Upon a Qualifying Termination. Subject to Sections 4(b) below, the Executive shall be entitled to the compensation provided in Section 4(d) and the benefits in Sections 4(e) and 4(f) hereof upon the occurrence of a Qualifying Termination, provided that the Executive executes and returns the Release and continues to comply with Section 9 and Section 10 hereof. The provisions of this Section 4 will not apply if the Executive’s termination of employment is the result of the Executive’s death, the Executive’s Disability, the Executive’s termination by the Company for Cause or the Executive’s resignation for any reason other than for Good Reason, or if such termination of employment occurs more than two (2) years following the Effective Date of a Change in Control.

(b)Termination of Employment Prior to a Change in Control. Notwithstanding the foregoing provisions of Section 4(a), if the Executive’s employment is terminated by the Company other than for Cause or Disability prior to a Change in Control, and it is reasonably demonstrated that such termination (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with a Change in Control, then for all purposes of this Agreement, such termination shall be deemed to have occurred immediately following a Change in Control; in addition, if the Executive’s employment is terminated by the Company other than for Cause or Disability within the ninety (90) days prior to a Change in Control, such termination shall conclusively be deemed to have occurred following a Change in Control. For further clarification, the provisions of this Section 4 will not apply if the Executive voluntarily terminated his or her employment, whether or not for Good Reason, prior to a Change in Control (i.e, the Executive may terminate for Good Reason only after the Effective Date of a Change in Control of the Company).

(c)Notice of Termination. Any termination by the Company for Cause or Disability, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other Party, as applicable. For purposes of this Agreement, no such purported termination by the Company or the Executive shall be effective without such Notice of Termination.

(d)Severance Compensation upon a Qualifying Termination. If a Qualifying Termination occurs, subject to the conditions set forth herein, the Executive shall be entitled to receive the following severance benefits from the Company:

(i)Except as otherwise provided by Section 6 below, the Company shall pay to the Executive in a lump sum, in cash, on or before the eighth (8th) day following the date the Executive returns the Release, an amount equal to [CEO: three (3) times / Other NEOs: two (2) times / All Others: one and one-half (1.5) times] the sum of (A) the Executive’s base salary as in effect immediately prior to the Change in Control or, if higher, in effect immediately prior to the Date of Termination, and (B) the target annual incentive bonus (under all Company bonus plans for which the Executive is eligible) in effect for the fiscal year in which the Change in Control occurs or, if higher, in effect for the fiscal year in which the Date of Termination occurs. Notwithstanding the foregoing, in the event the time period for the execution and return of the Release (including any revocation period) begins in one taxable year and ends in a second taxable year, the payments provided by this Section 4(d)(i) shall not be made until the later of (x) the first business day in the second (2nd) taxable year or (y) the eighth (8th) day following the date the Executive returns the Release.

(ii)Except as otherwise provided by Section 6 below, and subject to the Executive’s execution and return of the Release, for a period of twenty-four (24) months subsequent to the Executive’s Date of Termination, the Company shall at its expense continue on behalf of the Executive and his or her dependents and beneficiaries, all medical, dental, vision, health, and life insurance benefits, which were being provided to the Executive at the time of termination of employment. The benefits provided in this Section 4(d)(ii) shall be no less favorable to the Executive, in terms of amounts and deductibles and costs to the Executive, than the coverage in effect immediately prior to the Change in Control (or, if more favorable to the Executive, immediately prior to the Notice of Termination). The Company’s obligation hereunder to provide a benefit shall terminate if the Executive obtains comparable coverage under a subsequent employer’s benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility, for such benefits or during any period during which there is a preexisting condition limitation on such benefits. The Company also shall pay a lump sum equal to the amount of any additional income tax payable by the Executive and attributable to the benefits provided under this subparagraph (ii) at the time such tax is imposed upon the Executive. In the event that the Executive’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, the Company shall provide or arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage set forth above, the Executive shall have the option to have assigned to the Executive at no cost to the Executive and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to the Executive, and the Executive shall be entitled to all health and similar benefits that are or would have been made available to the Executive under law (including continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985). To the extent any benefits provided under this Section 4(d)(ii) are otherwise taxable to the Executive, such benefits shall be provided as separate monthly in-kind payments of those benefits, and, to the extent those benefits are subject to and not otherwise exempt from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii)The foregoing payments shall be subject to withholding of federal, state and local income, FICA and similar taxes, if required by law.

(e)Acceleration of Vesting and Extension of Exercise Rights Upon a Qualifying Termination for Equity Compensation Granted on or After the Effective Date.

(i)With respect to awards of equity-type compensation granted on or after the Effective Date, subject to any provisions concerning acceleration of vesting in any applicable plan or agreement relating to such equity-type compensation that may be outstanding between the Executive and the Company or any subsidiary of the Company, upon the occurrence of a Qualifying Termination, all units, stock options, incentive stock options, performance shares, performance awards, and stock appreciation rights then held by the Executive shall immediately become one hundred percent (100%) vested and exercisable, and the Executive shall become one hundred percent (100%) vested in all career shares, bridge shares, and shares of restricted stock, held by or for the benefit of the Executive.

(ii)With respect to awards of equity-type compensation granted on or after the Effective Date, subject to any provisions concerning extension of exercise rights in any applicable plan or agreement relating to such equity-type rights or compensation that may be outstanding between the Executive and the Company or any subsidiary of the Company, upon the occurrence of a Qualifying Termination, the Executive’s right to exercise any previously unexercised options or other equity-type rights shall not terminate until the latest date on which the option or other right granted under such agreement would expire under the terms of such agreement but for the Executive’s termination of employment; with respect to any incentive stock option held by the Executive, if not exercised within three (3) months after termination of employment, such options shall immediately convert to non-qualified stock options.

(f)Acceleration of Vesting of Retirement and Deferred Compensation Benefits Upon a Qualifying Termination. In addition to any provisions concerning acceleration of vesting in any applicable plan or agreement relating to retirement or deferred compensation-type benefits that may be outstanding between the Executive and the Company (including, without limitation, the Company’s Profit Sharing Plan, Supplemental Profit Sharing Plan, and Deferred Compensation Plan and Agreement), and notwithstanding any provision to the contrary in any such plan or agreement, upon a Qualifying Termination, all accounts, interests, rights, and benefits of the Executive in any such plan or agreement shall immediately become one hundred percent (100%) vested; however, such acceleration shall not apply to the Company’s Pension Plan for Salaried Employees. Notwithstanding the foregoing, in no event shall any acceleration of vesting pursuant to this Section 4(f), to the extent required to comply with Section 409A the Code (to prevent an impermissible payment or acceleration of nonqualified deferred compensation), change the time or form of payment of a benefit under any plan or program that is subject to Section 409A of the Code.

(g)Release. Notwithstanding anything to the contrary contained herein, the Executive shall not be eligible to receive any payment or benefit provided for in Section 4 unless the Executive shall have executed a general release of all claims against the Company and its Affiliates on or before the date that is thirty (30) days following the Date of Termination (or such longer period required by applicable law), in form and substance reasonably acceptable to the Company (the

“Release”), effective as of the Executive’s Date of Termination or a date subsequent thereto and shall not have revoked the Release. If the Executive has not properly executed the Release and returned it to the Company within the time period provided in the immediately preceding sentence or the Executive revokes the Release prior to the date the Release becomes fully effective and irrevocable, then the Executive shall not be entitled at any time to any payment or benefit provided for in Section 4.

5.Section 280G.

(a)Payments. In the event that any severance and other benefits provided to or for the benefit of the Executive or his or her legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Company (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2)(A)(i) of the Code (such severance and other benefits being referred to herein as the “Payments”), the Company will provide the Executive with a computation of (i) the maximum amount of “Payments” due to the Executive under the Change in Control Arrangements that could be made without the imposition of the excise tax under Section 4999 of the Code (said maximum amount being referred to as the “Capped Amount”); (ii) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (iii) the dollar amount of excise tax (if any) which the Executive would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Payments after reduction by (A) the Excise Tax Amount, (B) the estimated income taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that the Executive is paying the highest marginal tax rate for state, local and federal income taxes, and (C) the estimated hospital insurance taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Section 3101(b)(1) of the Code and the additional tax for income in excess of $200,000 under Section 3101(b)(2) of the Code (the “Net Uncapped Amount”). If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments. If the Executive receives the Uncapped Payments, then the Executive shall be solely responsible for the payment of all income and excise taxes due from the Executive and attributable to such Uncapped Payments, with no right of additional payment from the Company as reimbursement for any taxes. If the Executive receives the Capped Amount, he or she shall be entitled to select which Payments shall be paid and which shall be forfeited.

(b)Determination by Accountant. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by independent public accountants agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

(c)Company Obligation. If the computations and valuations required to be provided by the Company to the Executive pursuant to this Section 5 are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Sections 280G and 4999 of the Code and as a result of such audit or determination, (i) the amount of cash and the benefits provided for in Section 5 remaining to Executive after completion of such audit or determination is less than (ii) the amount of cash and the benefits which were paid or provided to Executive on the basis of the calculations provided for in Section 5 (the difference between (i) and (ii) being referred to as the “Short Fall Amount”), then the Executive shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by the Executive of all taxes (including additional excise taxes under said Section 4999 of the Code and any interest, and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by the Executive in connection with such audit or determination, the Executive retains an amount of the Indemnification Payment equal to the Short Fall Amount. The Company shall pay the Indemnification Payment to the Executive in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

6.Six Month Delay.

(a)To the extent (i) any payment or payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment or payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A of the Code and any other guidance issued thereunder) with the Company; or (B) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 6 shall be paid to the Executive or the Executive’s beneficiary in one lump sum.

(b)To the extent that any payment or payments referenced in Section 6(a) above become subject to the six (6) month delay due to the Executive’s status as a specified employee, any such payment shall be paid into the Trinity Industries, Inc. Severance Benefits Trust (which trust shall then be established if the Company has not established such trust prior to the date of the Executive’s termination of employment) on the date on which the Executive would have received such payment without application of this Section 6, and shall be paid to the Executive at the time the Executive becomes entitled to such payment or payments under this Section 6.

(c)The Executive has reviewed with the Executive’s own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby. The Executive is relying solely on his or her tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Executive (and not the Company) shall be responsible for the Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement.

7.No Obligation to Mitigate Damages; No Effect on Other Contracts.

(a)The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b)The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

8.Successor to the Company.

(a)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company by written agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such devisee, legatee or other designee, to executor or administrator of the Executive’s estate.

9.Non-Disclosure.

(a)During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to the Company’s trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at the Company’s substantial expense, and which is of great competitive value to the Company. “Confidential Information” includes all trade secrets, inventions and confidential and proprietary information of the Company including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to any of the Company’s discoveries; designs; plans; strategies; models; processes; techniques; technical improvements; development tools or techniques; modifications; formulas; patterns; devices; data; product information; manufacturing and engineering processes, data and strategies; operations; products; services; business practices; policies; training manuals; principals; vendors and vendor lists; suppliers and supplier lists; customers and potential customers; contractual relationships; research; development; know-how; technical data; software; product construction and product specifications; project information and data; developmental or experimental work; plans for research or future products; improvements; interpretations, and analyses; database schemas or tables; infrastructure; marketing methods; finances and financial information and data; business plans; marketing and sales plans and strategies; budgets; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; business records; audits; management methods and information; reports, recommendations and conclusions; and other business information disclosed or made available to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. Throughout the Executive’s employment with the Company and thereafter: (x) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

(b)If the Executive shares Confidential Information with outside persons, other than as required to comply with applicable laws and as necessary to manage the Executive’s personal finances or in accordance with the exceptions contained in this Section 9, may be subject to the Executive’s rights hereunder being forfeited upon a determination by the Company’s Human Resources Committee that the Executive has violated this Section 9. Nothing in this Agreement prohibits the Executive from reporting possible violations of U.S. federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of U.S. federal or state law or regulation, or participating in an investigation or proceeding conducted by any governmental or law enforcement agency or entity. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

(c)This Agreement also does not prohibit the disclosure of a trade secret (as that term is defined under applicable law) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for reporting a suspected violation of the law, the Executive may disclose the trade secret to Executive’s attorney and use the trade secret in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

10.Non-Competition. As consideration for thirty percent (30%) of any amount payable to the Executive pursuant to Section 4(d)(i) of this Agreement and in consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and the goodwill of the Company, (iii) the Company’s employment of the Executive and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and the business goodwill of the Company, the Executive agrees to the following restrictive covenant. During the Executive’s employment and for a twelve (12) month period (the “Non-competition Period”) subsequent to the Executive’s Date of Termination, the Executive agrees he or she will not, directly or indirectly, absent the express, written consent of the Company’s Chief Financial Officer (the “CFO”) or the Company’s Chief Legal Officer, or either of their respective designees, become or serve as, directly or indirectly, a director, officer, employee, owner, partner, advisor, agent, or consultant with, or engage in, any business that manufactures, provides or sells rail manufacturing, rail maintenance, rail leasing or rail management, tank or freight railcars, railcar parts or heads, or highway products, shipper services, and all other products and services provided, or seriously pursued, by the Company or its affiliates during the term of this Agreement (“Competing Business”), in any state or similar geographic territory in which the Company or any of its affiliates operate as of the Date of Termination and for which Executive performed services, had responsibility or received Confidential Information (“Restricted Territory”). Further, for a six (6) month period after the Executive’s Date of Termination, the Executive agrees not to serve as a consulting or testifying expert for any third party in any legal proceedings (including arbitration or mediation) or threatened legal proceedings involving the Company, unless called to do so by the Company or an Affiliate. The Executive agrees to notify the CFO in writing, with a copy of such notice to the Chief Legal Officer of the Company, in the event the Executive accepts employment of any nature with any person, business, or entity during the Non-competition Period.

11.Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

(a)If to the Company:

Trinity Industries, Inc.
P. O. Box 568887
Dallas, Texas 75356-8887
Attention: Chief Legal Officer

(b)If to the Executive, to the address set forth on the signature page;

or such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.Miscellaneous. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

13.Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.Binding Arbitration.

(a)In the event of any dispute, controversy or claim arising out of, or in connection with or relating to this Agreement, or the interpretation, performance or breach thereof (any such matter, a “Dispute”), the Parties hereto shall resolve such Dispute by binding arbitration under the Employment Arbitration rules of the American Arbitration Association or its successor (the “AAA”) then in effect, and in accordance with applicable law, but subject to the following agreed provisions. Subject to legal privileges, the arbitrator shall have the power to permit discovery to the fullest extent allowable under the Federal Rules of Civil Procedure. The arbitration shall be conducted in Dallas, Texas, and the proceedings shall be kept strictly confidential by the Parties, their respective advisors and the arbitrators. Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the Parties by registered or certified mail at the addresses set forth in Section 11 hereof. Each such Dispute shall be promptly adjudicated by a panel of three neutral arbitrators appointed as follows:

(i)each Party shall nominate an arbitrator, and the two (2) arbitrators so appointed shall appoint a third (3rd) arbitrator who shall act as president of the arbitral tribunal;

(ii)if either Party fails to nominate an arbitrator within thirty (30) days of receiving notice of the nomination of an arbitrator by the other Party, such arbitrator shall be appointed by the AAA upon the written request of either Party;

(iii)if the two arbitrators to be nominated by the Parties fail to agree upon a third arbitrator within thirty (30) days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the AAA upon the written request of either Party; and

(iv)should a vacancy arise because any arbitrator dies, resigns, refuses to act or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.

(b)All arbitrators shall be of good reputation and character and shall be highly knowledgeable about manufacturing industry matters and have legal expertise relating to the Dispute. The Company shall pay the arbitrators’ expenses. The arbitrator shall have no authority to consolidate the claims of Executive, officers, directors or employees into a class action or otherwise fashion, consider, preside over, or award relief to any form of a representative, collective, or class proceeding. The arbitrators shall provide a written opinion supporting their conclusions, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the Parties. The arbitrators may award damages and/or permanent injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Notwithstanding anything to the contrary in this Section 15, the Company may apply to a court of competent jurisdiction to enforce the covenants set forth in Sections 9 and 10 for relief in the form of a temporary restraining order or preliminary or permanent injunction. If proper notice of any hearing has been given, the arbitrators shall have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any Party who fails to appear.

16.Legal Fees and Expenses. The Company shall pay, upon written demand therefor by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any Dispute (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any Dispute about the amount of any payments pursuant to Sections 4 or 5), plus in each case interest at the “applicable Federal rate” (as defined in Section 1274(d) of the Code). In any action brought by the Executive for damages or to enforce any provisions hereof, he or she shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his or her sole discretion.

17.Continuation of Salary During Dispute. In the event of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payments pursuant to Sections 4 or 5), and upon written demand by the Executive, the Company shall continue to pay the Executive his or her base salary as in effect immediately prior to the date of the Change in Control. Said periodic payments shall be made in accordance with the Company’s normal payroll practices. Payments shall continue until final resolution of such dispute or contest either by an agreement between the Executive and the Company or formal order of a court with proper jurisdiction. In the event that the Company substantially prevails in such dispute, the Executive shall be obligated to repay to the Company all amounts he or she has received under this Section 17 (after taxes applicable thereto) plus interest at the “applicable Federal rate” (as defined in Section 1274(d) of the Code).

18.Confidentiality. Except as otherwise permitted by Section 9 above, the Executive shall retain in confidence any and all Confidential Information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

19.Modification. No change or modification of this Agreement shall be valid or binding upon the Parties unless the change or modification is in writing and signed by the Parties.

20.Subsidiaries. In this Agreement, there are numerous references to the Executive’s employment by and duties with the Company, payment of benefits and compensation by the Company, and termination of employment with the Company. The Parties to this Agreement acknowledge that the Executive may be employed, currently or at some time in the future, by a subsidiary of the Company. As used in this Agreement, a subsidiary means an entity which is at least 80% owned, directly or indirectly, by the Company. It is the Parties’ intention that transfer of the Executive’s employment from the Company to a subsidiary or from one subsidiary to another subsidiary will not constitute a termination of employment with the Company for any reason hereunder unless otherwise specifically provided herein. In addition, unless otherwise specifically provided herein, “termination of employment with the Company” shall mean termination of employment with the Company and all of its subsidiaries, and “termination of employment by Company” shall mean termination of employment by the entity which actually employs the Executive. Other references to employment by the Company, duties with the Company, and salary and benefits shall include employment, duties, salary, and benefits with respect to the entity which actually employs the Executive. However, with respect to the definition of Change in Control of the Company, except as otherwise specifically provided herein, references to the Company shall mean only the Company, and the obligations under Sections 4 and 5 herein shall be obligations of the Company.

21.Entire Agreement; [Termination of Prior Agreement]. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement[, including, without limitation, the Prior Agreement]. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. [The Parties agree that the Prior Agreement is terminated as of the date hereof and shall be of no further force or effect.] The Executive acknowledges and represents that in executing this Agreement, the Executive does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this

Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

22.Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement to the extent such payments constitute a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A of the Code. Each payment under this Agreement to the Executive (including any installment payments) shall be deemed a separate payment.

* * * * *

[Remainder of Page Intentionally Left Blank.
Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TRINITY INDUSTRIES, INC.

By:

Name:

Title:

EXECUTIVE

By:

Name:

Title:

Address: